EXHIBIT 5.1

August 15, 2007

Cross Country Healthcare, Inc.

6551 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

Ladies and Gentlemen:

We are acting as counsel to Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 1,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”). The Shares are to be issued by the Company upon the exercise or vesting of certain stock-based awards (the “Awards”) to be granted pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).

As such counsel, we have participated in the preparation of the Registration Statement and we have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth, including, without limitation: (i) the amended and restated certificate of incorporation of the Company, as amended to date; (ii) the amended and restated by-laws of the Company, as amended to date; (iii) the resolutions of the Board of Directors of the Company relating to the adoption of the Plan; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed, without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We also have assumed that certificates representing the Shares will have been properly signed by authorized officers of the Company or their agents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that, when and to the extent issued upon the exercise or vesting of the Awards in accordance with the terms of the Plan, including payment of any applicable exercise or purchase price therefor, the Shares, when issued pursuant to, and as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the holders of Awards or the Shares.

Very truly yours,

/s/ PROSKAUER ROSE LLP